Exhibit 15.1

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                      Independent Accountant's Report


Board of Directors and Stockholder
Empire Gas Operating Corporation
Lebanon, Missouri


                We have reviewed the accompanying condensed consolidated balance sheet of EMPIRE GAS OPERATING CORPORATION AND SUBSIDIARIES, FORMERLY EMPIRE GAS CORPORATION, (a wholly-owned subsidiary of Empire Gas Corporation, formerly Empire Gas Acquisition Corporation) as of March 31, 1994, and the related condensed consolidated statements of operations and cash flows for the three-month and nine-month periods ended March 31, 1994 and 1993. These condensed consolidated financial statements are the responsibility of the Company's management.

                We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the condensed consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

                Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

                We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of June 30, 1993, and the related consolidated statements of operations, stockholder's equity and cash flows for the year then ended (not presented herein); and in our report dated July 30, 1993, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 1993, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.


Springfield, Missouri
May 3, 1994